United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

          October 12, 2005
Date of Report (Date of earliest event reported)

    OVERSEAS SHIPHOLDING GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

1-6749-1
Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

666 Third Avenue
                    New York, New York 10017
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

On August 31, 2005, Capt. Peter J. Swift, Senior Vice President and Head of Shipping Operations of Overseas Shipholding Group, Inc. (the "Registrant") retired as an officer of the Registrant.

In connection with his retirement, on October 12, 2005, Capt. Swift and the Registrant entered into an agreement (the "Retirement Agreement") pursuant to which, among other things, the Registrant agreed to pay Capt. Swift (i) his annual salary of $425,000 for two years, payable until March 10, 2006, in equal biweekly installments and on March 10, 2006, the remaining balance in a lump sum, (ii) his retirement benefits under the Corporation's pension plans and supplemental executive retirement plans, which aggregated $3,605,861 and (iii) up to $10,000 per year to reimburse him for tax consulting services paid by him for each of 2005 and 2006 tax years. In addition, the Registrant agreed to (i) waive all vesting restrictions on Capt. Swift's 1,217 shares of restricted common stock of the Registrant, (ii) accelerate the vesting of his existing stock options to purchase 3,290 shares of common stock of the Registrant exercisable at a price of $52.40 per share and to permit Capt. Swift to exercise such options at any time through January 10, 2006, and (iii) provide Capt. Swift and his eligible dependants with up to 18 months of continued coverage under the Registrant's health plans, subject to Capt. Swift's payment of the same portion of premiums as he paid as an active employee. Under the Retirement Agreement, Capt. Swift released all claims he may have against the Registrant arising out of his former employment by the Registrant.

The foregoing description of the Retirement Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Retirement Agreement, a copy of which is filed with this Form 8-K as an exhibit.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Retirement Agreement dated August 30, 2005, accepted and agreed to on October 12, 2005, between the Registrant and Peter Swift.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Overseas Shipholding Group, Inc.
(Registrant)
By: /s/Myles R. Itkin
Name: Myles R. Itkin Title: Senior Vice President, Chief Financial Officer and Treasurer

Date: October 14, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.1	Retirement Agreement dated August 30, 2005, accepted and agreed to on October 12, 2005, between the Registrant and Peter Swift.